UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2013

CERES, INC.

(Exact Name of registrant as Specified in its charter)

Delaware	001-35421	33-0727287
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1535 Rancho Conejo Boulevard Thousand Oaks, CA		91320
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (805) 376-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On June 18, 2013, Douglas Suttles resigned from the Board of Directors (the “Board”) of Ceres, Inc. (the “Company”). Mr. Suttles had served as a director of the Company whose term was scheduled to expire at the 2015 annual meeting of stockholders (a “Class III director”) and member of the compensation committee of the Company. There was no disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

(d) On June 19, 2013, the Board elected Daniel Glat to serve as a Class III director of the Company for a term beginning June 19, 2013 and expiring at the Company’s annual meeting of stockholders in 2015. The Board has determined that Mr. Glat is independent in accordance with the requirements regarding director independence set forth under applicable rules of the Nasdaq Stock Market and the Company’s Corporate Governance Guidelines.

Mr. Glat will receive compensation consistent with the other non-employee directors of the Company. Such compensation currently includes an initial stock option grant to purchase 11,666 shares of common stock of the Company, an annual retainer of $30,000 and an annual stock option grant to purchase 5,833 shares of common stock of the Company.

Item 7.01	Regulation FD Disclosure.

On June 20, 2013, the Company issued a press release announcing Mr. Glat’s election to the Board and Mr. Suttles’ resignation. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release announcing election of Mr. Glat and resignation of Mr. Suttles

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CERES, INC.

Date: June 20, 2013	By:	/s/ PAUL KUC
Name: Paul Kuc
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release announcing election of Mr. Daniel Glat and resignation of Mr. Suttles